                                                                      Exhibit 11

                DSC COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                        Computation of Income per Share
                                 (In thousands)
                                  (Unaudited)


The following table sets forth the computation of shares used in the calculation of income per share for the three and nine months ended September 30, 1994 and 1993. All 1993 amounts presented have been restated to retroactively reflect a two-for-one stock split, effected in the form of a 100% stock dividend, declared by the Board of Directors on April 27, 1994 for shareholders of record on May 11, 1994.

Average Shares Used in Income per Share Calculation:
- ----------------------------------------------------

                                          Three Months Ended       Nine Months Ended
                                             September 30,           September 30,
                                          -------------------     --------------------
                                            1994       1993         1994         1993
                                          -------     -------     -------      -------
 Weighted average
        shares outstanding
        during the period...........      112,684     102,296     111,850       96,564
 Common share equivalents
        outstanding:
        Options and warrants
          issued and
          contingently issuable.....        5,452       7,066       6,309        8,012
        Assumed purchase of
          treasury shares...........       (1,316)     (1,402)     (1,545)      (1,940)
                                          -------     -------     -------      -------
 Weighted average shares
        used in calculation.........      116,820     107,960     116,614      102,636
                                          =======     =======     =======      =======


Fully diluted income per share is not shown since the dilutive effect is less than three percent for the three and nine months ended September 30, 1994 and would result in antidilution for the three and nine months ended September 30, 1993.